UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20525 Nordhoff Street, Suite 200	91311
Chatsworth, California	(Zip Code)
(Address of Principal Executive Offices)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act: Preferred Stock Purchase Rights
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
AMENDMENT NO. 3 TO FORM 8-A
This Amendment No. 3 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 by Image Entertainment, Inc., a Delaware corporation (the “Company”), as amended and supplemented by Amendment No. 1 filed with the Commission on April 2, 2007 and Amendment No. 2 filed with the Commission on July 2, 2007, as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
Immediately following the termination by Image Entertainment, Inc., a Delaware corporation (the “Company”), of the Amended and Restated Agreement and Plan of Merger with BTP Acquisition Company, LLC, a Delaware limited liability company (“BTP”), and IEAC, Inc., a Delaware corporation and wholly owned subsidiary of BTP, the Board of Directors of the Company approved an amendment (the “Rights Agreement Third Amendment”) to its Rights Agreement, dated as of October 31, 2005 (the “Rights Agreement”) with Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent to, among other things: (i) amend the definition of “acquiring person” in Section 1 of the Rights Agreement to decrease the threshold of percentage ownership of common stock of the Company in the definition from 30% to 15%, (ii) amend the definition of “distribution date” in Section 3(a) of the Rights Agreement to decrease the threshold of percentage ownership which would result from a tender or exchange offer, if successful, in the definition from 30% to 15%, and (iii) to include an exception to the percentage ownership thresholds contained in these definitions as they relate to Image Investors Co. and its affiliates and associates, which shall continue to be 30%. The Rights Agreement Third Amendment will not require a filing of an amendment to the Certificate of Designation of Series A Junior Participating Preferred Stock.
The foregoing summary of the Rights Agreement Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Third Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit No.	Description
4.1	Amendment No. 3 to Rights Agreement, dated as of February 6, 2008, between Image Entertainment, Inc., a Delaware corporation, and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2008).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 6, 2008

IMAGE ENTERTAINMENT, INC.

By:	/s/ Dennis Hohn Cho

Dennis Hohn Cho
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 3 to Rights Agreement, dated as of February 6, 2008, between Image Entertainment, Inc., a Delaware corporation, and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2008)

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